Exhibit 10.95

MODIFICATION AGREEMENT TO

SECURED CONVERTIBLE PROMISSORY NOTE

This Modification Agreement (this “Agreement”), dated effective as of April 15, 2015 (the “Effective Date”), is to modify certain of the terms and conditions of that certain Secured Convertible Promissory Note dated November 28, 2012, by and between Location Based Technologies, Inc., a Nevada corporation (the “Company”), and Bridge Loans, LLC (the “Lender”) in the principal amount of One Million Dollars ($1,000,000), as amended on each of April 29, 2013, December 10, 2013 and September 5, 2014 (the “Note”).

WHEREAS, the Company has requested Lender to modify the terms of the Note in order for the Company to secure a loan of at least Five Million Dollars ($5,000,000) (the “Loan”) from Fortress Investment Group. LLC (“Fortress”) or any other reasonable source of funds on or before ninety (90) days from the Effective Date; and,

WHEREAS, under the terms and conditions herein Lender is willing to modify certain terms of the Note in order for the Company to secure the Loan.

NOW, THEREFORE, in consideration of the covenants and agreements, set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.

Lender hereby agrees that for a period of ninety (90) days from the Effective Date, Lender will not exercise its conversion rights under Subsection (a) of Section 1 of the Note in order to allow the Company to secure the Loan with Fortress or any other reasonable source of funds on terms reasonably acceptable to the Company. At the closing of such Loan, the Company shall pay the outstanding principal and all accrued interest due on the Note to Lender.

2.	As additional consideration for entering into this Agreement, at the closing of the Loan, the Company shall issue to Lender 4,666,200 shares of Common Stock.

3.	Existing Warrants dated April 29, 2013 for 3,000,000 warrants with a strike price of $0.20 shall be extended to the Fiscal Year end of August 31, 2017.

4.

In the event that the closing of the Loan with Fortress does not close on or before ninety (90) days from the Effective Date, this Agreement shall automatically terminate and (i) all of the rights of Lender set forth in the Note shall be effective as of April 15, 2015, and (ii) the conversion price shall be the lower of $0.10 per share of Company common stock and 50% of the lowest sales price of Company common stock between the Effective Date and the date of conversion.

5.	Except as expressly set forth herein, this Agreement does not alter, amend or modify any other terms or conditions of the Note. All other terms and conditions of the Note shall remain unchanged.

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IN WITNESS WHEREOF, this Agreement has been executed this 20th day of April, 2015, but shall be effective as of the Effective Date.

Borrower:

LOATION BASED TECHNOLOGIES, INC.

By:_________________________________

David M. Morse, CEO

Date: April 20, 2015

Lender:

BRIDGE LOANS, LLC

By:_________________________________

Alfred G. Allen, III, Manager

Date: April 20, 2015